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                                                                   EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

  We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of Paragon Health Network, Inc. for the registration of its $275 million 9 1/2% Senior Subordinated Notes, Series B, and its $294 million 10 1/2% Senior Subordinated Discount Notes, Series B, and to the incorporation by reference therein of our report dated December 10, 1997, with respect to the consolidated financial statements and schedule of Paragon Health Network, Inc. included in its Annual Report (Form 10-K) for the year ended September 30, 1997, filed with the Securities and Exchange Commission.

                                          /s/ ERNST & YOUNG LLP
                                          _____________________________________

ERNST & YOUNG LLP
Houston, Texas
January 26, 1998